CONSENT OF HJ & ASSOCIATES, LLC


The undersigned hereby consents to the inclusion of its reports on the audited financial statements of Syndicationnet.com, Inc. (formerly Life2k.com, Inc.) for the year ended December 31, 1999 and the unaudited financial statements of Syndicationnet.com, Inc. (formerly Life2k.com, Inc.) for the period ending September 30, 2000 and the proforma financial statements of Syndicationnet.com, Inc. (formerly Life2k.com, Inc.) as of September 30, 2000. The undersigned also consents to the reference to it as an expert in accounting and auditing relating to said financial statements, in the SB-2 Registration Statement for Syndicationnet.com, Inc. (formerly Life2k.com, Inc.)


/s/HJ & Associates, LLC
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HJ  &  Associates,  LLC
Salt  Lake  City,  UT
February  8,  2001